Exhibit 21.1

                           TREESOURCE INDUSTRIES, INC.
                         Subsidiaries of the Registrant
                               As of July 12, 2000
                    Grouped by State/Country of Incorporation

Oregon
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Burke Lumber Co.
Central Point Lumber Co.
Glide Lumber Products Co.
Greenweld North America Co.
Midway Engineered Wood Products, Inc.
North Powder Lumber Co.
Pacific Softwoods Co.
Philomath Forest Products Co.
Port Westward Pulp Co.
Trask River Lumber Co.
TreeSource, Inc.
Western Timber Co.
WTD Industries Co.

Washington
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Morton Forest Products Co.
Olympia Forest Products Co.
Pacific Hardwoods-South Bend Co.
Sedro-Woolley Lumber Co.
Spanaway Lumber Co.
Tumwater Lumber Co.
Valley Wood Products Co.

Montana
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Columbia Falls Forest Products, Inc.

Guam
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TreeSource International, Inc.